Exhibit 10.18

22 November 2013

Rushton House

Church Lane,

Rotherfield Peppard,

Henley on Thames,

Oxfordsshire

RG9 5JR

Dear Julia,

Contract of Employment

Between: Nagor Ltd - Registered in the Isle of Man. No 000491 V, Athol Street. Douglas, Isle of Mann 1M1 1LB and Julia Marsan of Rushton House, Church Lane, Rotherfield Peppard, Henley on Thames, Oxfordshire, RG9 5JR.

This document sets out the main terms and conditions which are applicable to your employment with Nagor Ltd a subsidiary of Global Consolidated Aesthetics Ltd (GCAL); the parent company incorporated in Ireland.

Part A of this document sets out the express terms and conditions of your employment as is required by the Employment Rights Act and relevant EC/EU Directives. Part B outlines, for your information only, those details which are non-contractual, but of which we are obliged by law and good practice to inform you.

PART A

1.	DATE OF COMMENCEMENT: Your employment commences on 1st December 2013. Your position be HR Director. You will report to the CEO but will be required to carry out all reasonable duties required by other members of the management team.

2.	DATE OF CONTINUOUS SERVICE: 1st December 2013 for the purposes of the commencement of the trial period. No employment with any previous employer will count as part of your continuous employment with the Company.

3.	JOB TITLE: You will be employed as the HR Director and your duties will include but will not be limited to those detailed in your job description, which will be reviewed as part of your annual appraisal and may change in the line with the needs of the business.

4.	NORMAL PLACE OF WORK: Home based in the first instance with the expectation of being located in London when this is decided upon. In addition, you are required to work at other locations under the Global Consolidated Aesthetics Ltd (GCAL) umbrella as appropriate.

5.	HOURS PER WEEK: 40 hours, excluding meal breaks. You are also required to work any additional hours as may be necessary to fulfil the needs of the post within the Working Time Directive. There is no overtime applicable to this post.

6.	STARTING SALARY: £120,000 per annum, paid monthly per calendar month, in arrears by BACS on the last work mg day of each month.

7.	SALARY REVIEW DATE: The Company reviews salaries annually but there is no obligation to award an increase on review. Any increase awarded will take effect from a date specified by the board.

8.	ANNUAL LEAVE: Your entitlement will be 25 days per annum, in addition to the 8 public holidays. The annual leave year runs from 1st January - 31st December each year. Staff commencing employment part way through the year will have their entitlement pro-rated to the nearest half day. Leave may not be carried over from one annual leave year to the next, untaken leave will be forfeited. In the event that your employment is terminated (with the exception of summary dismissal for gross misconduct) you will be entitled to be paid holiday pay for any entitlement untaken. Similarly, deductions from your final salary will be made if you have overtaken your entitlement. Leave must be booked in advance (unless for domestic emergency) and approved by the CEO.

9.	TRIAL PERIOD: This post is offered subject to a trial period of 6 months and will be reviewed after 12 weeks in post and then again after 18 weeks. The continuous service date of December 1st 2013 will be taken into account for the purposes of the trial period. At the last review the trial period may be extended at the CEO’s discretion for any period up to a maximum of a further 12 weeks. A decision will be taken at or before the end of the trial period as the whether to confirm employment as permanent, or terminate employment. Should either party conclude either at or after a review meeting, or at any other time during the trial period that the employment should not continue for any reason whatsoever, notice may be served to terminate the contract at any time up to the end of the trial period, or at the end of the trial period. Such notice will be 1 month on either side.

10.	NOTICE REQUIRED FROM EMPLOYEE TO TERMINATE CONTRACT FOLLOWING TRIAL PERIOD: 6 months

11.	NOTICE REQUIRED FROM THE EMPLOYER TO TERMINATE CONTRACT FOLLOWING TRIAL PERIOD: 6 months

The company reserves the right to terminate your services with immediate effect if you should be guilty of gross misconduct or fraud, you are convicted of a criminal offence; or if, despite warning, you neglect to carry out your duties or commit a serious or persistent breach of this agreement.

12.	NORMAL RETIREMENT AGE: There is no normal retirement age under this contract unless otherwise agreed in writing between the parties. Your employment will be subject being fit for work accessed by occupational health practitioner at age 65.

13.	PENSION SCHEME: The Company has a defined contribution scheme whereby employee contributions will be matched. As agreed up to an 8% matching contribution from this company will be made. Full details of the scheme are available from the Finance Manager of Nagor. Nagor Ltd will make an employer contribution of 1% irrespective of an employee contribution. The Company does not hold a contracting certificate.

14.	SHARE OPTION SCHEME: You are entitled to participate in Global Consolidated Aesthetics Ltd (GCAL) Equity Scheme, full details of which will be shared with you after the Board has made its allocation. A full share option plan and agreement will be sent to you at this time.

15.	SICKNESS ABSENCE:

15.1.	If you are absent due to sickness or injury you should inform the company of the reason for the absence as soon as possible and no later than 10 a.m. on the working day on which you absence commences, unless exceptional circumstances apply. You must in any case make all reasonable efforts to report your absence as soon as possible. You should report your absence to your manager or another member of the management team, or, in their absence, to any other employee:

15.2.	If your absence lasts less than five consecutive working days you must complete the Company’s self-certification form immediately on return to work after such absence.

15.3.	If your absence lasts five working days or more, you must on the sixth working day of absence provide a medical certificate stating the reason for your absence (unless circumstances make this impracticable, in which case you should provide it as soon as is practicable). If your absence continues, you must provide a medical certificate for each week or part of the week you are absent;

15.4.	The Company reserves the right to ask you at any stage of your absence to produce a medical certificate and/or to undergo a medical examination by an independent doctor. The company is required to obtain your permission to gain access to any medical reports that may be compiled;

15.5.	The Company operates the Statutory Sick Pay Scheme and you are required to co-operate maintenance of necessary records. For the purpose of calculating your entitlement to statutory sick pay, qualifying days are those days on which you are normally required to work.

15.6.	Occupational Sick Pay is for a maximum of 4 weeks in any 12 month rolling period. Any extension to this is at the discretion of the CEO.

16.	ADVERTISING AND USE OF SOCIAL MEDIA: You are not permitted to use Facebook, LinkedIn, Twitter or any other type of social medium to advertise, coerce, refer to the company in a derogatory way or make comments which could be construed as being on behalf of Global Consolidated Aesthetics Ltd (GCAL) or any other associated company; or pass comments of any kind relating to members or the staff of Global Consolidated Aesthetics Ltd (GCAL) (or its subsidiary companies). Failure to comply will be deemed as gross misconduct and may result in dismissal.

17.	ELECTRONIC COMMUNICATIONS: You may have access to e-mail and the Internet for the better performance of your duties. You must not send any e-mails of a defamatory or abusive nature or which constitutes sexual, racial or any other form of harassment and must not download any pornographic or other offensive material and you shall indemnify the Company during and after your employment against all liability resulting from your breach of this clause.

18.	RESTRICTIONS: During the course of your employment and for 6 months after employment has ended for whatever reason, you will not be permitted to solicit clients or customers nor will you be able to deal with any such clients or customers of Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies) irrespective of being approached by such third parties. Nor will you solicit or entice away or offer employment to or employ or conclude any contract for services (from a contractor or subcontractor) or with any person who was employed by the Company or any associated company, at any time during the period of 6 months prior to the end of your employment. Contravention of this clause will warrant legal action being taken against you.

19.	CONFIDENTIALITY: Whilst in employment you may have access to or be entrusted with confidential information about Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies) and or its clients or customers You must not (with the exception of the proper course of your duties) during or after employment, divulge to any person or otherwise make use of any information concerning the business of the company including the client data base, its dealings, suppliers or contractors. All documentation whether it be hard copy, electronic, on memory sticks or computer discs you receive or make whilst in employment are the property of Global Consolidated Aesthetics Ltd (GCAL) and its subsidiary companies and must be returned upon termination. You are not permitted to copy, keep, or provide to any third party a hard or soft copy of such documentation.

20.	OTHER INTERESTS: You will not directly or indirectly enter into, or be concerned or interested in, any other business or occupation without the consent in writing of the CEO. Such consent will not unreasonably be withheld and may be given subject to reasonable terms and conditions, that, if accepted will be incorporated into this contract of employment. However, consent will not be given to you participating in or being involved with, any activities that are similar to those carried out by Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies).

20.1.	Nothing in this clause shall prevent you from holding or being otherwise interested in any shares or other securities of any company where such shares or securities are held for investment purposes only.

21.	EXPENSES: On the production of appropriate and authorised receipts you will be reimbursed by the Company for all reasonable expenses properly incurred in the course of your employment.

The company reserves the right to reasonably alter any of the above individual express terms in line with future business/service requirements, and following full consultation in line with legislation with the post holder, with due notice of any change as appropriate.

PART B

The company’s policies and procedures detailed in the Employee Handbook which include health and safety and the Rules of Office, will be supplied and discussed with you upon commencement. It is your responsibility to familiarise yourself with these and others in use, and you are strongly advised to do so during your trial period. These policies and procedures are non-contractual and may change from time to time in line with legislation.

22.	HEALTH AND SAFETY: Under the Health and Safety at Work Act 1974 the Company has a duty to ensure the health and safety of its employees. Similarly, you have a statutory duty to comply with the health and safety requirements and to take care to maintain your health and safety and that of your fellow employees. The Company will provide you with a copy of its Health and Safety rules and procedures separately. These do not form part of your contract of employment and may be varied from time to time.

23.	INTERNET: You will comply with any reasonable email and internet usage policies that the Company may introduce from time to time.

24.	GRIEVANCE POLICY: If you wish to make a formal complaint about any matter concerning your employment, you should first discuss the matter with the CEO. If you are not satisfied with the result of your discussion, you should then put this in writing, for the attention of the CEO. The Grievance Policy is clearly detailed in the Employee Handbook.

25.	DISCIPLINARY SUSPENSION AND APPEALS RULES AND PROCEDURES: In particular you should be aware that any single act of gross misconduct or persistent failure to comply with a reasonable instruction or reasonable instructions given to you may result in summary dismissal. The Company reserves the right to suspend you on full pay pending investigation of any situation which leads us to suspect that you have been guilty of gross misconduct. The company’s disciplinary procedures are non-contractual and the Company reserves the right not to follow them in any specific case. The Disciplinary Policy is clearly detailed in the Employee handbook.

26.	INCENTIVE SCHEME: The Company runs a new business and productivity incentive: scheme which is non-contractual and reviewable on an annual basis. The terms of which will be provided separately and will be provided on an annual basis.

27.	BONUS SCHEME: The Company operates a non-contractual scheme of up to 30% of base salary, against clearly defined objectives. This scheme is reviewed and may change on an annual basis including the discontinuation subject to company profits.

28.	HEALTHCARE SCHEME: The Company is currently reviewing its scheme of which you are eligible to become a member. The terms of membership may change annually according to need. Any such scheme is subject to tax via the P11d.

29.	CAR ALLOWANCE: £12,000 per annum, this is subject to market assessment which is reviewed on an annual basis. This may go up or down according to market rates and is not considered to be included for the purposes of pensionable earnings and is subject to statutory deductions.

30.	TERMINATION: Upon the termination of this Agreement you are required to return to the Company:

30.1.	Any keys or passes or other property in your possession belonging to the Company or giving access to the property of the Company;

30.2.	Any debit/credit cards or other permissions enabling you to obtain credit or other funds on behalf of the Company:

30.3.	Any documentation whether paper or electronic provided by the Company or created in connection with your work for the Company or otherwise created in connection with the business of the Company. Neither will you or any third party acting on your behalf may retain hard or soft copies of any such documentation.

31.	COLLECTIVE AGREEMENTS: There is no collective agreement which directly affects the terms and conditions of your employment.

32.	PREVIOUS CONTRACTS: This agreement is in substitution for any previous arrangement or contract of service between the Company i.e. Global Consolidated Aesthetics Ltd (GCAL) Ltd and you which shall be deemed to have been terminated by mutual consent as from the commencement of this Agreement.

33.	JURISDICTION: This contract is subject to the law of England and Wales.

If any provision of this agreement is found by any court or authority of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of the agreement which shall remain in force and effect.

Signed on behalf of the Employer:

NAME:	Ayse Kocak	POSITION:	CEO

Signed:	/s/ Ayse Kocak	Date:	22/11/13

Signed on behalf of the Employee:

I hereby accept employment on the terms and subject to the conditions referred to above. I confirm that I understand any relevant policies and I accept responsibility for familiarizing myself with the Employee Handbook, Rules of Office and other policies in operation. I undertake to inform the company of any change to my address or personal applicable, overpayments of salary, incentive payments, sick pay or other pay elements e.g. overtaken leave at the end of employment.

NAME:	Julia Marsan

Signed:	/s/ Julia Marsan	Date: 22/11/13